Exhibit 99.1

News Release
For Immediate Release: May 7, 2025
H&R Block Reports Fiscal 2025 Third Quarter Results
— Delivered Revenue Growth of 4%, Net Income Growth of 5%, and EPS Growth of 9% —
— Improved Volume and Market Share Trends in Assisted Channel Through April 30 —
— Reaffirms Full Year 2025 Outlook —
KANSAS CITY, Mo. - H&R Block, Inc. (NYSE: HRB) (the "Company") today released financial results1 for its fiscal 2025 third quarter ended March 31, 2025.
"Today we are reaffirming our FY25 outlook," said Jeff Jones, president and chief executive officer. "Our transformation continues to gather momentum and deliver results. We meaningfully enhanced the new client experience this season, driving higher client satisfaction scores and improving volume and market share trends in the Assisted channel."
Fiscal 2025 Third Quarter Results and Key Financial Metrics
"In the Assisted channel, we struck a healthy balance of price, volume, and mix in the quarter which is a testament to our redesigned client experience and our unwavering commitment to delivering value for our clients," said Tiffany Mason, chief financial officer. "I remain confident in our ability to continue driving significant value as we have a resilient business with strong financial fundamentals, consistent cash flow generation, and a shareholder-friendly capital return practice."
Total revenue of $2.3 billion increased by $92.3 million, or 4.2%, versus prior year. The increase was the result of an increase in overall net average charge (NAC), and higher company-owned return volumes in the U.S, partially offset by lower international revenue, and lower interest and fee income on Emerald Advance.
Total operating expenses of $1.3 billion increased by $42.2 million or 3.4%, primarily due to higher tax professional wages and benefits as a result of the increase in company-owned return volume.
Net income from continuing operations increased $31.3 million, or 4.5% to $722.9 million.
Earnings per share from continuing operations2 increased 9.2% to $5.32, and adjusted earnings per share from continuing operations2 increased 8.9% to $5.38, due to higher net income and fewer shares outstanding from share repurchases.
Capital Allocation
The Company reported the following related to its capital structure:
•As previously announced, a quarterly cash dividend of $0.375 per share will be paid on July 3, 2025 to shareholders of record as of June 4, 2025. H&R Block has paid quarterly dividends consecutively since the Company became public in 1962.
1All amounts in this release are unaudited. Unless otherwise noted, all comparisons refer to the current period compared to the corresponding prior year period.
2All per share amounts are based on fully diluted shares at the end of the corresponding period. The Company reports non-GAAP financial measures of performance, including adjusted earnings per share (EPS), earnings before interest, tax, depreciation, and amortization (EBITDA) from continuing operations, and free cash flow which it considers to be useful metrics for management and investors to evaluate and compare the ongoing operating performance of the Company. See "About Non-GAAP Financial Information" below for more information regarding financial measures not prepared in accordance with generally accepted accounting principles (GAAP).
3Shares outstanding calculated as of April 30, 2016.

•In the first and second quarters of fiscal 2025, the company repurchased 6.5 million shares at an aggregate price of $400 million, or $61.10 per share.
•The Company has approximately $1.1 billion remaining on its $1.5 billion share repurchase program.
Since 2016, the Company has returned more than $4.5 billion to shareholders in the form of dividends and share repurchases, buying back over 43% of its shares outstanding3.
Fiscal Year 2025 Outlook Reaffirmed
The Company continues to expect:
•Revenue to be in the range of $3.69 to $3.75 billion.
•EBITDA4 to be in the range of $975 million to $1.02 billion.
•Effective tax rate to be approximately 13%, resulting in a one-time benefit to EPS of approximately 50 cents.
•Adjusted Diluted Earnings Per Share4 to be in the range of $5.15 to $5.35.
Conference Call
The Company will host a conference call for analysts and investors to discuss third quarter 2025 results at 4:30 p.m. ET on Wednesday, May 7, 2025. To join live, participants must register at https://register-conf.media-server.com/register/BI6c8ca5ffb9a24eecba80c3c3a79d2043. Once registered, the participant will receive a dial-in number and unique PIN to access the call. Please join approximately 5 minutes prior to the scheduled start time.
The call, along with a presentation for viewing, will also be webcast in a listen-only format for the media and general public. The webcast can be accessed directly at https://edge.media-server.com/mmc/p/wfx9997r and will be available for replay 2 hours after the call is concluded and continuing for 90 days.
About H&R Block
H&R Block, Inc. (NYSE: HRB) provides help and inspires confidence in its clients and communities everywhere through global tax preparation services, financial products, and small-business solutions. The company blends digital innovation with human expertise and care as it helps people get the best outcome at tax time and also be better with money using its mobile banking app, Spruce. Through Block Advisors and Wave, the company helps small-business owners thrive with year-round bookkeeping, payroll, advisory, and payment processing solutions. For more information, visit H&R Block News.
About Non-GAAP Financial Information
This press release and the accompanying tables include non-GAAP financial information. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with generally accepted accounting principles, please see the section of the accompanying tables titled "Non-GAAP Financial Information."
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "commits," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide

4Adjusted Diluted EPS and EBITDA from continuing operations are non-GAAP financial measures. Future period non-GAAP outlook includes adjustments for items not indicative of our core operations, which may include, without limitation, items described in the below section titled “Non-GAAP Financial Information” and in the accompanying tables. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as nonrecurring, unusual, or unanticipated charges, expenses or gains, or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP outlook to the most comparable GAAP measures.

management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, client trajectory, income, effective tax rate, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volumes or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. They may also include the expected impact of external events beyond the Company’s control, such as outbreaks of infectious disease, severe weather events, natural or manmade disasters, or changes in the regulatory environment in which we operate. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the most recently completed fiscal year in the section entitled "Risk Factors" and additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. You may get such filings for free at our website at https://investors.hrblock.com. In addition, factors that may cause the Company’s actual estimated effective tax rate to differ from estimates include the Company’s actual results from operations compared to current estimates, future discrete items, changes in interpretations and assumptions the Company has made, future actions of the Company, or increases in applicable tax rates in jurisdictions where the Company operates. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

For Further Information

Investor Relations:	Jordyn Eskijian, (816) 854-5674, jordyn.eskijian@hrblock.com
Media Relations:	Media Desk, mediadesk@hrblock.com

TABLES FOLLOW

FINANCIAL RESULTS	(unaudited, in 000s - except per share amounts)
	Three months ended March 31,		Nine months ended March 31,
	2025	2024	2025	2024
REVENUES:
U.S. tax preparation and related services:
Assisted tax preparation	$1,635,877	$1,534,825	$1,727,220	$1,622,430
Royalties	133,961	141,915	143,312	153,070
DIY tax preparation	214,666	198,570	231,646	215,529
Refund Transfers	113,732	118,937	115,229	120,892
Peace of Mind® Extended Service Plan	15,625	16,813	54,867	59,100
Tax Identity Shield®	7,025	7,536	14,947	16,810
Other	14,582	12,065	40,215	32,637
Total U.S. tax preparation and related services	2,135,468	2,030,661	2,327,436	2,220,468
Financial services:
Emerald Card® and SpruceSM	40,195	41,160	59,169	61,493
Interest and fee income on Emerald Advance®	14,286	21,169	26,594	36,702
Total financial services	54,481	62,329	85,763	98,195
International	60,438	68,264	157,104	158,398
Wave	26,717	23,580	79,681	70,656
Total revenues	$2,277,104	$2,184,834	$2,649,984	$2,547,717
Compensation and benefits:
Field wages	532,916	510,299	682,575	650,529
Other wages	74,621	75,356	230,687	222,125
Benefits and other compensation	111,575	99,653	188,731	170,964
	719,112	685,308	1,101,993	1,043,618
Occupancy	119,709	119,364	326,026	319,843
Marketing and advertising	196,667	194,349	221,502	211,135
Depreciation and amortization	29,221	30,672	87,247	91,004
Bad debt	40,479	41,008	62,625	67,560
Other	193,603	185,929	393,900	360,111
Total operating expenses	1,298,791	1,256,630	2,193,293	2,093,271
Other income (expense), net	4,554	5,224	19,215	20,982
Interest expense on borrowings	(24,686)	(26,070)	(62,285)	(63,304)
Pretax income	958,181	907,358	413,621	412,124
Income taxes	235,253	215,772	104,580	72,527
Net income from continuing operations	722,928	691,586	309,041	339,597
Net loss from discontinued operations	(598)	(849)	(2,707)	(2,097)
Net income	$722,330	$690,737	$306,334	$337,500
DILUTED EARNINGS PER SHARE
Continuing operations	$5.32	$4.87	$2.23	$2.34
Discontinued operations	(0.01)	(0.01)	(0.02)	(0.02)
Consolidated	$5.31	$4.86	$2.21	$2.32
WEIGHTED AVERAGE DILUTED SHARES	135,329	141,540	137,944	144,594
Adjusted diluted EPS (1)	$5.38	$4.94	$2.41	$2.54
EBITDA (1)	$1,012,088	$964,100	$563,153	$566,432

(1) All non-GAAP measures are results from continuing operations. See "Non-GAAP Financial Information" for a reconciliation of non-GAAP measures.

CONSOLIDATED BALANCE SHEETS	(unaudited, in 000s - except per share data)
As of	March 31, 2025	June 30, 2024

ASSETS
Cash and cash equivalents	$772,946	$1,053,326
Cash and cash equivalents - restricted	16,744	21,867
Receivables, net	352,398	69,075
Prepaid expenses and other current assets	104,450	95,208
Total current assets	1,246,538	1,239,476
Property and equipment, net	146,456	131,319
Operating lease right of use assets	417,197	461,986
Intangible assets, net	270,007	264,102
Goodwill	785,936	785,226
Deferred tax assets and income taxes receivable	308,989	271,658
Other noncurrent assets	69,888	65,043
Total assets	$3,245,011	$3,218,810
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Accounts payable and accrued expenses	$243,754	$155,830
Accrued salaries, wages and payroll taxes	269,849	105,548
Accrued income taxes and reserves for uncertain tax positions	346,733	318,830
Current portion of long-term debt	349,787	—
Operating lease liabilities	173,902	206,070
Deferred revenue and other current liabilities	205,778	191,050
Total current liabilities	1,589,803	977,328
Long-term debt and line of credit borrowings	1,142,890	1,491,095
Deferred tax liabilities and reserves for uncertain tax positions	337,634	291,063
Operating lease liabilities	252,630	265,373
Deferred revenue and other noncurrent liabilities	114,892	103,357
Total liabilities	3,437,849	3,128,216
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, no par, stated value $.01 per share	1,644	1,709
Additional paid-in capital	758,821	762,583
Accumulated other comprehensive loss	(71,317)	(48,845)
Retained earnings (deficit)	(236,909)	12,654
Less treasury shares, at cost	(645,077)	(637,507)
Total stockholders' equity (deficiency)	(192,838)	90,594
Total liabilities and stockholders' equity	$3,245,011	$3,218,810

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	(unaudited, in 000s)
Nine months ended March 31,	2025	2024

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$306,334	$337,500
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	87,247	91,004
Provision for credit losses	56,042	61,359
Deferred taxes	(12,503)	(58,223)
Stock-based compensation	25,420	25,310
Changes in assets and liabilities, net of acquisitions:
Receivables	(335,605)	(348,106)
Prepaid expenses, other current and noncurrent assets	(7,504)	(18,037)
Accounts payable, accrued expenses, salaries, wages and payroll taxes	240,246	223,045
Deferred revenue, other current and noncurrent liabilities	20,684	12,483
Income tax receivables, accrued income taxes and income tax reserves	50,049	93,961
Other, net	(1,088)	(32)
Net cash provided by operating activities	429,322	420,264
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(71,784)	(53,831)
Payments made for business acquisitions, net of cash acquired	(35,323)	(43,163)
Franchise loans funded	(21,455)	(18,815)
Payments from franchisees	11,478	12,884
Other, net	6,194	3,282
Net cash used in investing activities	(110,890)	(99,643)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of line of credit borrowings	(1,950,000)	(1,025,000)
Proceeds from line of credit borrowings	1,950,000	1,025,000
Dividends paid	(147,136)	(135,127)
Repurchase of common stock, including shares surrendered	(436,516)	(379,018)
Other, net	(11,854)	(6,358)
Net cash used in financing activities	(595,506)	(520,503)
Effects of exchange rate changes on cash	(8,429)	(2,739)
Net decrease in cash and cash equivalents, including restricted balances	(285,503)	(202,621)
Cash, cash equivalents and restricted cash, beginning of period	1,075,193	1,015,316
Cash, cash equivalents and restricted cash, end of period	$789,690	$812,695
SUPPLEMENTARY CASH FLOW DATA:
Income taxes paid, net (includes payments for purchased investment tax credits)	$65,505	$35,888
Interest paid on borrowings	63,251	66,464
Accrued additions to property and equipment	2,448	1,477
New operating right of use assets and related lease liabilities	135,372	139,872
Accrued dividends payable to common shareholders	50,194	44,648

(in 000s)
	Three months ended March 31,		Nine months ended March 31,
NON-GAAP FINANCIAL MEASURE - EBITDA	2025	2024	2025	2024

Net income - as reported	$722,330	$690,737	$306,334	$337,500
Discontinued operations, net	598	849	2,707	2,097
Net income from continuing operations - as reported	722,928	691,586	309,041	339,597
Add back:
Income taxes	235,253	215,772	104,580	72,527
Interest expense	24,686	26,070	62,285	63,304
Depreciation and amortization	29,221	30,672	87,247	91,004
	289,160	272,514	254,112	226,835
EBITDA from continuing operations	$1,012,088	$964,100	$563,153	$566,432

(in 000s, except per share amounts)
	Three months ended March 31,		Nine months ended March 31,
NON-GAAP FINANCIAL MEASURE - EBITDA	2025	2024	2025	2024

Net income from continuing operations - as reported	$722,928	$691,586	$309,041	$339,597
Adjustments:
Amortization of intangibles related to acquisitions (pretax)	11,278	12,869	33,316	37,693
Tax effect of adjustments (1)	(2,927)	(2,793)	(8,111)	(8,815)
Adjusted net income from continuing operations	$731,279	$701,622	$334,246	$368,475
Diluted earnings per share from continuing operations - as reported	$5.32	$4.87	$2.23	$2.34
Adjustments, net of tax	0.06	0.07	0.18	0.20
Adjusted diluted earnings per share from continuing operations	$5.38	$4.94	$2.41	$2.54

(1)Tax effect of adjustments is the difference between the tax provision calculated on a GAAP basis and on an adjusted non-GAAP basis.
Non-GAAP Financial Information
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Because these measures are not measures of financial performance under GAAP and are susceptible to varying calculations, they may not be comparable to similarly titled measures for other companies.
We consider our non-GAAP financial measures to be performance measures and a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business. We make adjustments for certain non-GAAP financial measures related to amortization of intangibles from acquisitions and goodwill impairments. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.
We measure the performance of our business using a variety of metrics, including earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations, adjusted EBITDA from continuing operations, adjusted diluted earnings per share from continuing operations, and free cash flow. We also use EBITDA from continuing operations and pretax income from continuing operations, each subject to permitted adjustments, as performance metrics in incentive compensation calculations for our employees.